LOCK-UP LETTER

August 16, 2012

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010-3629

Ladies and Gentlemen:

The undersigned understands that (i) Morgan Stanley & Co. LLC ("Morgan Stanley") and Credit Suisse Securities (USA) LLC (the "Convertible Offering Representatives") propose to enter into an Underwriting Agreement (the "Convertible Underwriting Agreement") with Molycorp, Inc., a Delaware corporation (the "Company"), providing for the public offering by the several underwriters to be named therein, including the Convertible Offering Representatives (the "Convertible Underwriters"), of convertible senior notes of the Company (the "Convertible Notes"), and (ii) Morgan Stanley & Co. LLC (the "Common Stock Offering Representative" and, together with the Convertible Offering Representatives, the "Representatives") proposes to enter into an Underwriting Agreement (together with the Convertible Underwriting Agreement, the "Underwriting Agreements") with the Company, providing for the public offering (together with the public offering of the Convertible Notes, the "Public Offerings") by the several underwriters to be named therein, including the Common Stock Offering Representative (together with the Convertible Underwriters, the "Underwriters"), of shares of common stock, par value $0.001 per share, of the Company (the "Common Stock").

To induce the Underwriters that may participate in the Public Offerings to continue their efforts in connection with the Public Offerings, the undersigned hereby agrees that, without the prior written consent of the Morgan Stanley acting on behalf of the Underwriters, it will not, during the period (the "restricted period") commencing on the date hereof and ending 60 days after the date of the final prospectus supplement relating to each of the Public Offerings, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the exercise of a warrant or an option to purchase, or the settlement of any other equity award for, shares of Common Stock (provided that any shares of Common Stock received are subject to the restrictions contained in this agreement), (b) in the case of an option to purchase shares of Common Stock expiring or restricted shares of Common Stock vesting during the restricted period, the sale or transfer of shares of Common Stock to the Company to satisfy any payment or withholding obligations in connection with the exercise of such option or vesting of such restricted shares, or in connection with any cashless exercise of a warrant to purchase shares of Common Stock, (c) the conversion of the Convertible Notes, the Company's outstanding 3.25% Convertible Senior Notes due 2016, the Series A Mandatory Convertible Preferred Stock, par value $0.001 per share, of the Company or other equity interest of the Company into shares of Common Stock, (d) exchange of outstanding Exchangeable Shares of MCP Exchangeco Inc. and the issuance of shares of Common Stock by the Company upon the exchange of such Exchangeable Shares, (e) transactions relating to shares of Common Stock or such other securities acquired in open market transactions after the completion of the Public Offerings, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or such other securities acquired in such open market transactions, (f) transfers of shares of Common Stock or such other securities (1) as a bona fide gift, (2) to any affiliate of the undersigned, (3) to any trust for the direct or indirect benefit of the undersigned or an immediate family member of the undersigned or (4) to any immediate family member of the undersigned, (g) transfers of shares of Common Stock or such other securities pursuant to the laws of descent or distribution, provided that in the case of any transfer or distribution pursuant to clause (f) and (g) above, (x) each transferee shall sign and deliver a lock-up letter substantially in the form of this letter and (y) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock or such other securities, shall be required or shall be voluntarily made during the 60-day restricted period referred to in the foregoing sentence, or (h) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock or such other securities, provided that such plan does not provide for the transfer of shares of Common Stock or such other securities during the 60-day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company during the 60-day restricted period. In addition, the undersigned agrees that, without the prior written consent of the Morgan Stanley acting on behalf of the Underwriters, it will not, during the 60-day restricted period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or such other securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar and indenture trustee against the transfer of the undersigned's shares of Common Stock or such other securities, except in compliance with the foregoing restrictions.

This agreement shall automatically terminate and be of no further effect upon the earliest to occur, if any, of (i) the Company advising the Representatives in writing, prior to execution of either of the Underwriting Agreements, that it has determined not to proceed with either Public Offering, and (ii) September 30, 2012 if a closing for neither of the Public Offerings has occurred as of that time.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offerings. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.

Whether or not either Public Offering actually occurs depends on a number of factors, including market conditions. Each Public Offering will only be made pursuant to the applicable Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Representatives for such Public Offering.

[Signature Pages Follow]

Very truly yours,
RESOURCE CAPITAL FUND IV L.P. By: Resource Capital Associates IV L.P. , General Partner
By: RCF IV GP L.L.C., General Partner

By:	/s/ Catherine J. Boggs

Catherine J. Boggs
(Name)

1400 Sixteenth Street #200, Denver, CO
80202
(Address)